Exhibit 23.3

NETHERLAND, SEWELL

& ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of National Fuel Gas Company to be filed on or about August 11, 2017, of information from our audit report with respect to the oil and gas reserves of Seneca Resources Corporation dated October 18, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons

Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

August 11, 2017